Exhibit 99.1

Bank of Florida Corp. Receives Approval for Merger of Old Florida Bankshares,
Inc. Parent of Old Florida Bank

          NAPLES, Fla., March 29 /PRNewswire-FirstCall/ -- Bank of Florida Corporation (Nasdaq: BOFL) announced today that Final Orders of Approval have been received from the Florida Office of Financial Regulation and the Federal Deposit Insurance Corporation to acquire Old Florida Bankshares, Inc. and Old Florida Bank. With receipt of these approvals, Bank of Florida Corporation made its filing with the Federal Reserve Bank of Atlanta for the final required regulatory consent to consummate the acquisition. Bank of Florida expects to complete the transaction in the second quarter.

          “This represents another important milestone for our Company and an exceptional opportunity for continued growth in the Southwest Florida market,” said Michael L. McMullan, Chief Executive Officer and President of Bank of Florida Corporation. “There are few community banks in the state of Florida that have successfully built a strong foundation centered around credit quality and the customer experience. The management team at Old Florida built their bank with these key tenets in mind, and this merger represents not only a match in business model and location but a cultural fit in focusing on the client, employee satisfaction and return for the shareholder.”

          Established in 1998 in Fort Myers, Florida, Old Florida Bank operates four full service banking centers with locations in Bonita Springs, Cape Coral, Fort Myers and Naples. Total company assets equal $287 million with $245 million in deposits as of December 31, 2006. With the close of this transaction, Bank of Florida will be the 4th largest publicly traded bank holding company headquartered in Florida reaching nearly $1.2 billion in assets, with over $700 million in assets in our charter institution, Bank of Florida - Southwest.

          “The union of Bank of Florida and Old Florida Bank will allow us to penetrate even further into the target markets we serve best. From expanded services for our medical community clients and expanded loan opportunities for C&I lending, our shared philosophy of local decision-making and in-market management is a win-win situation,” said Larry W. Johnson, President and Chief Executive Officer for Old Florida Bank. Mr. Johnson will continue to serve as President of the Lee County Market.

          Following the close and conversion of Bristol Bank in Miami-Dade in the third quarter of 2006, Bank of Florida quickly achieved the projected operational efficiencies from that transaction. The company expects to gain a similar level of savings from the Old Florida merger due to combined resources, operational efficiencies and a reallocation of talent. with the exact timing predicated on the scheduling of the integration of operations and systems conversion to minimize client inconvenience and to maximize the effects of the operational and strategic benefits of the merger. Additional efficiencies are predicted following the operating system conversion and formal name change currently scheduled for the fall of 2007.

          BANK OF FLORIDA CORPORATION

          Bank of Florida Corporation. (Nasdaq: BOFL, Newspaper listing: “BcshFla”) is an $883 million-asset multi-bank holding Company located in Naples, Florida.  Bank of Florida Corporation is the parent company for Bank of Florida - Southwest in Collier and Lee Counties; Bank of Florida - Southeast in Broward, Miami-Dade and Palm Beach Counties; Bank of Florida - Tampa Bay in Hillsborough County; and Bank of Florida Trust Company. Investor information may be found on the Company’s web site, http://www.bankofflorida.com, by clicking on the “Investor Relations” tab. To receive an email alert of all Company press releases, SEC filings, and events, select the “Email Notification” section.

          The foregoing may be deemed to be offering materials of Bank of Florida Corporation in connection with its proposed acquisition of Old Florida Bankshares, Inc. (“Old Florida”) on the terms and subject to the conditions in the Agreement and Plan of Merger dated August 28, 2006, between Bank of Florida Corporation and Old Florida.

          This press release contains certain references to financial measures identified as being stated on an operating basis or which adjust for or exclude nonrecurring merger-related expenses, which are adjustments from comparable measures calculated and presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”).  These financial measures, as used herein, differ from financial measures reported under GAAP in that they exclude unusual or non-recurring charges, losses, credits or gains.  This press release identifies the specific items excluded from the comparable GAAP financial measure in the calculation of each non-GAAP financial measure.  Management believes that financial presentations excluding the impact of these items provide useful supplemental information that is important to a proper understanding of the Company’s core business results by investors.  These presentations should not be viewed as a substitute for results determined in accordance with GAAP, nor are they necessarily comparable to non-GAAP financial measures presented by other companies.

          SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

          Certain statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, which statements generally can be identified by the use of forward- looking terminology, such as “may,” “will,” “expect,” “estimate,” “anticipate,” “believe,” “target,” “plan,” “project,” or “continue” or the negatives thereof or other variations thereon or similar terminology, and are made on the basis of management’s plans and current analyses of Bank of Florida Corporation, its business and the industry as a whole. These forward- looking statements are subject to risks and uncertainties, including, but not limited to, economic conditions, competition, interest rate sensitivity and exposure to regulatory and legislative changes. The above factors, in some cases, have affected, and in the future could affect Bank of Florida Corporation financial performance and could cause actual results for fiscal 2007 and beyond to differ materially from those expressed or implied in such forward-looking statements. Bank of Florida Corporation does not undertake to publicly update or revise its forward-looking statements even if experience or future changes make it clear that any projected results expressed or implied therein will not be realized.

Contact:
Tracy L. Keegan
Executive VP & CFO
(239) 254-2147

SOURCE  Bank of Florida Corporation
          -0-                                                      03/29/2007
          /CONTACT:  Tracy L. Keegan, Executive VP & CFO of Bank of Florida Corporation, +1-239-254-2147/
          /Photo: http://www.newscom.com/cgi-bin/prnh/20061221/CLTH099LOGO /
          /Web site:  http://www.bankofflorida.com/
          (BOFL)